Exhibit 4.22.1

Rolls-Royce plc [*] www.rolls-royce.coM

Aerovias del Continente Americana S.A., Avianca

Centro Administrativo,

Avenida El Dorado, No. 92-30,

Bogota, Colombia

Date: 15th June 2007

Dear Sirs,

SIDE LETTER NUMBER ONE TO GENERAL TERMS AGREEMENT REFERENCE

DEG 5105, DATED 15th June 2007 (THE “AGREEMENT”)

INTRODUCTION

Aerovias Del Continente Americano S.A., Avianca (“Avianca”) has agreed to purchase certain Boeing 787 aircraft from Boeing, which will be powered by new Trent 1000 Engines (the “Aircraft”).

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This Side Letter Number One to the Agreement (“SLAV’) records the agreement of the [*].

Defined terms used in this SLA1 shall have the same meanings as in the Agreement, unless defined otherwise.

NOW THEREFORE IT IS AGREED AS FOLLOWS:

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6	ASSIGNMENT

6.1	The terms and conditions of this SLA1 are personal to Avianca [*].

7	GENERAL

All rights, obligations and liabilities under this SLA1 shall be subject to and in accordance with the provisions of the Agreement and except as specifically amended herein, the provisions of the Agreement shall remain in full force and effect as if set out in full herein and further, this SLA1 is made without prejudice to either of the Parties’ existing rights (unless expressly stated in this SLA1) set forth or arising under the Agreement. [*]

8	CONFIDENTIALITY AND LAW

New York Law shall govern this SLA1. [*]

9	FACSIMILE TRANSMISSION

Transmission by facsimile of a signed counterpart signature page shall be deemed and constitute due and valid delivery of an executed counterpart of this SLA1.

As WITNESS WHEREOF the Parties have caused this SLA1 to be signed on their behalf by the hands of their duly authorised officers the day and year first before written.

Signed for and on behalf of:	Signed for and on behalf of:

AVIANCA	ROLLS-ROYCE plc

By	By
Printed	Printed
Title	Title

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